EXHIBIT 10.4(i)

RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable

GRANT TO

[NAME OF GRANTEE]

(“GRANTEE”)

by HomeBanc Corp. (the “Company”) of

[NUMBER OF RSUs]

restricted stock units convertible into shares of its common stock, par value $0.01 per share (the “Units”), pursuant to, and subject to the provisions of, the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on page 2 hereof. By accepting the Units, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan.

Unless vesting is accelerated in accordance with the Plan or in the discretion of the Committee, the Units shall vest (become non-forfeitable) in accordance with the following schedule:

Continued Employment after Grant Date	Percent of Units Vested

Less than 1 Year	0%
1 Year	25%
2 Years	25%
3 Years	25%
4 Years	25%

IN WITNESS WHEREOF, HomeBanc Corp. has caused this Certificate to be executed as of the Grant Date, as indicated below.

HOMEBANC CORP.

By:	/S/ LISA HERTEL
Its: Authorized Officer

Grant Date: , 2007

TERMS AND CONDITIONS

1.    Grant of Units.    HomeBanc Corp. (the “Company”) hereby grants to the Grantee named on page 1 hereof (“Grantee”), subject to the restrictions and the terms and conditions set forth in the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”) and in this award certificate (this “Certificate”), the number of restricted stock units indicated on page 1 hereof (the “Units”) which represent the right to receive an equal number of shares of the Company’s $0.01 par value common stock (“Stock”) on the terms set forth in this Certificate. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2.    Vesting of Units.    The Units have been credited to a bookkeeping account on behalf of Grantee. The Units will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

(a)	as to the percentages of the Units specified on page 1 hereof, on the respective dates specified on page 1 hereof, or

(b)	the termination of Grantee’s termination of employment from the Company or any Affiliate due to death, Disability, or Retirement, or

(c)	the termination of Grantee’s employment from the Company or any Affiliate without Cause within two years following a Change of Control.

If Grantee’s employment terminates prior to the Vesting Date for any reason other than as described in (b) or (c) above, Grantee shall forfeit all right, title and interest in and to the Units as of the date of such termination and the Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

3.    Conversion to Stock.    Unless the Units are forfeited prior to the Vesting Date as provided in Paragraph 2 above, or deferred as provided in Paragraph 4 below, the Units will be converted to actual shares of Stock on Vesting Date. Stock certificates evidencing the conversion of Units into shares of Stock will be registered on the books of the Company in Grantee’s name as of the Vesting Date and delivered to Grantee as soon as practical thereafter. If Grantee elects to defer payment of the shares of Stock as provided in Paragraph 4, the shares of Stock shall be issued as set forth in the deferral election form properly filed by Grantee with the Company.

4.    Deferral Election.    If permitted by the Committee, Grantee may elect with respect to any or all of the Units to defer delivery of the shares of Stock that would otherwise be due on the Vesting Date until a designated later time. If such deferral election is permitted and made, the Committee shall, in its sole discretion, establish the rules and procedures for such payment deferrals.

5.    Dividend Equivalents.    If and when dividends or other distributions are paid with respect to the Stock while the Units are outstanding, a cash account shall be established for Grantee under the Plan, and such cash account shall be credited with an amount equal to the dollar amount or fair market value of such dividends or distributions with respect to that number of shares of Stock then underlying the Units immediately prior to such dividend or distribution. Any balance credited to such cash account shall be subject to the same forfeiture restrictions, restrictions on transferability, and deferral terms as apply to the Units with respect to which it was credited. Upon conversion of the Units into shares of Stock at the Vesting Date or any applicable deferral termination date, the applicable portion of such cash account shall be paid to Grantee.

6.    Changes in Capital Structure.    The provisions of Article 14 of the Plan shall apply to this award and are incorporated herein by reference. Without limiting the foregoing, in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another company, whether through reorganization, recapitalization, statutory share exchange, reclassification, stock split-up, combination of shares, merger or consolidation, or otherwise, there shall be substituted for each share of Stock then underlying a Unit subject to this Certificate the number and class of shares into which each outstanding share of Stock shall be so exchanged.

7.    Restrictions on Transfer.    No right or interest of Grantee in the Units may be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or an Affiliate, or be subjected to any lien, obligation or liability of Grantee to any other party other than the Company or an Affiliate. Unvested Units are not assignable or transferable by Grantee. Vested Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code; but the Committee may permit other transfers.

8.    Limitation of Rights.    The Units do not confer to Grantee or Grantee’s beneficiary any rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the Units. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

9.    Payment of Taxes.    Grantee will, no later than the date as of which any amount related to the Units first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind (including Grantee’s FICA obligation) required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

10.    Amendment.    The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Units hereunder had expired) on the date of such amendment or termination.

11.    Plan Controls.    The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

12.    Successors.    This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

13.    Severability.    If any one or more of the provisions contained in this Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

14.    Notice.    Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to HomeBanc Corp., 2002 Summit Boulevard, Suite 100, Atlanta, Georgia, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.